Core-Mark Announces New Supply Agreement with 7-Eleven

South San Francisco, CA - October 27, 2015 -Core-Mark Holding Company, Inc. (Nasdaq: CORE) announced today that they have signed a five year supply agreement to service approximately 900 7-Eleven stores in three western regions. Core-Mark will be the primary wholesale distributor delivering a wide range of products to these stores out of three of its divisions - Las Vegas, NV, Salt Lake City, UT and Sacramento, CA. The anticipated start date for service under this agreement is October 2016.

This strategic partnership between the two companies will create a more efficient and productive supply chain while still providing the product assortment for 7-Eleven’s busy, on-the-go customers. Both organizations are viewed as market leaders in the convenience store channel, and this partnership reflects their shared values of leadership driven by integrity and a focus on culture and customers.

“We are very excited to be teaming up with the world’s largest convenience store chain where our shared vision will generate benefits for both organizations” said Thomas B. Perkins, President and Chief Executive Officer of Core-Mark.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 37,500 customer locations in the U.S. and Canada through 29 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Core-Mark Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com